Exhibit 10.2

Term Sheet

Sale & Purchase of QMAG

Parties

The parties to this Term Sheet are:

Australian Magnesium Corporation Limited (‘AMC’)

Australian Magnesium Operations Pty Ltd (‘AMO’)

QMCI Investments Pty Ltd. (‘QMCI’)

QMC (Kunwarara) Pty Ltd (‘QMCK’)

QMC Refmag Pty Ltd (‘QMCR’)

Queensland Magnesia Pty Ltd (‘QMPL’)

Resource Capital Fund III L.P. (‘RCF’)

Newmont Australia Limited (‘Newmont’)

Recitals & Purpose

A.	Queensland Magnesia (‘QMAG’) is an unincorporated joint venture operating under the QMAG Joint Venture Agreement (the ‘QMAG Joint Venture’).

B.	The participants in the QMAG Joint Venture are:

AMC	50%

QMCK	40%

QMCR	10%

The manager of the QMAG Joint Venture is QMPL, which is wholly owned by QMCK.

C.	QMCI is the sole owner of the shares in QMCK and QMCR.

D.	QMC Finance Pty Ltd (‘QFPL’), a wholly owned subsidiary of AMC, is the borrower of a loan facility (the ‘QMAG Loan Facility’) and the counter-party of various foreign exchange hedge contracts and options with ANZ Banking Group Limited (‘ANZ’). The amount currently outstanding under the QMAG Loan Facility is A$58.5 million.

E.	Newmont Mining Corporation and 15 subsidiary companies, one of which is Newmont (‘Newmont Guarantor Entities’), are each co-guarantors with AMC and the AMC subsidiaries of the QMAG Loan Facility and the foreign exchange hedge contracts and options with ANZ.

F.	AMC holds Mineral Development Licence MDL344, which covers magnesite deposits at Kunawarara.

G.	AMO holds Mineral Development Licence MDL256, which covers a magnesite deposit known as Oldman South and the freehold land covered by it.

H.	AMC owes Newmont an amount of A$5.0 million in respect of a loan established under the Heads of Agreement of 13 June 2003.

I.	QMAG owes Newmont an amount of approximately A$2.8 million in respect of outstanding guarantee fees in relation to the QMAG Loan Facility and foreign exchange hedge contracts and options.

J.	QMAG owes AMC an amount of approximately A$4.0 million in respect of an intercompany loan.

K.	RCF, a limited partnership with US$240 million of committed capital, has expressed an interest to acquire through its nominee and/or wholly owned subsidiaries of its nominee (“Acquisition Entity”) QMAG by purchasing AMC’s 50% share of the rights, title and interest in the assets, liabilities and obligations of the QMAG Joint Venture, and AMC’s shares in QMCI including the shares it holds in QMCK, QMCR and QMPL; AMC’s shares in QFPL; MDL344 held by AMC; and MDL256 and the Oldman South freehold land covered by it, held by AMO. The precise structural arrangements whereby the Acquisition Entity would acquire such interests remain to be determined by RCF, based upon tax and other advice being obtained by RCF from its advisors.

L.	This Term Sheet records the terms and conditions under which AMC is prepared to sell, and RCF through the Acquisition Entity is prepared to acquire, QMAG (including AMC’s shares in QMCI and the shares it holds in QMCK, QMCR and QMPL, and the shares AMC holds in QFPL), MDL344, and MDL256 and the Oldman South freehold land covered by it, held by AMO, and further records the terms and conditions under which Newmont is willing to facilitate such sale and purchase.

Terms & Conditions

1.	The Acquisition Entity will acquire on Settlement Date:

(i)	AMC’s 50% share in the rights, title and interest in the assets, liabilities and obligations of the QMAG Joint Venture;

(ii)	At RCF’s election:

(a)	AMC’s shares (being 100%) in QMCI; or

(b)	QMCI’s shares (being 100%) in QMCK and QMCR; or

(c)	All the rights, title and interest in the assets, liabilities and obligations of QMCK and QMCR in the QMAG Joint Venture;

(iii)	At RCF’s election, QMCK’s shares (being 100%) in QMPL or all the rights, title and interest in the assets, liabilities and obligations of QMPL;

(iv)	AMC’s shares (being 100%) in QFPL or, at RCF’s election, the Acquisition Entity will repay the QMAG Loan Facility or assume all the obligations of QFPL in the manner set out in clause 2.(i)(b);

(v)	AMC’s rights (being 100%) in MDL344 covering the Kunwarara magnesite deposit; and

(vi)	AMO’s rights (being 100%) in MDL256 covering the area known as Oldman South, and the freehold land covered by it.

2.	As consideration for acquiring the assets referred to in clause 1:

(i)	On Settlement Date, the Acquisition Entity must:

(a)	Unconditionally pay (or cause to be paid) to AMC A$5.0 million;

(b)	In respect of the QMAG Loan Facility, at its election, either unconditionally pay (or cause to be paid) to ANZ, or assume all the obligations of QFPL being:

I.	the amount of the principal amount currently outstanding under the QMAG Loan Facility of A$58.5 million (it being understood that A$30 million of such amount will be provided by Newmont Finance Pty Ltd as a subordinated loan to the Acquisition Entity in return for being released as guarantor of the QMAG Loan Facility) (‘Newmont Loan’);

II.	the amount of any interest accrued but not yet due and payable in respect of the QMAG Loan Facility to Settlement Date (provided that QMAG will continue to meet all interest payments due under the QMAG Loan Facility up to the Settlement Date);

III.	the amount due and payable, or net of any amount receivable, from the close out of the foreign exchange hedge contracts and options with ANZ; and

IV.	any other amounts due and payable to ANZ pursuant to the terms of the QMAG Loan Facility arising from settlement of the QMAG Loan Facility.

(c)	Ensure that the Newmont Guarantor Entities are fully released from their guarantee of the QMAG Loan Facility and associated foreign exchange hedge contracts and options.

(d)	Ensure that the interim working capital loan of approximately A$2.5 million provided by RCF and Newmont Finance Pty Ltd to AMC, QMCK and QMCR at about the time of this Term Sheet is repaid from funding arranged to complete the acquisition.

(ii)	By no later than 31 March 2005, the Acquisition Entity must unconditionally pay (or cause to be paid) to AMC a further A$3.0 million.

(iii)	On Settlement Date, RCF will provide AMC an unconditional guarantee up to a maximum amount of A$2.0 million (‘RCF Guarantee’) for (I) rehabilitation obligations in relation to the Gladstone demonstration plant, and (II) provision for AMT staff entitlements, so referred to in Dr Chris Rawlings letter of 2 August 2004 to Mr James McClements and Mr David Harquail (‘Guaranteed Obligations’) on the following terms:

(a)	AMC will use commercially reasonable efforts to reduce the Guaranteed Obligations;

(b)	AMC will have the right to call all or part of the RCF Guarantee with effect from Settlement Date for a period of up to 12 months after Settlement Date, only in the event (I) AMC is required to pay the Guaranteed Obligations and has insufficient funds on hand to make such payments, and (II) the Directors of AMC have resolved to close down the magnesium business of AMC;

(c)	if the full amount of the RCF Guarantee is called by AMC, (I) RCF will be issued such number of fully paid ordinary shares in AMC as would take their shareholding in AMC to 14.9%, and (II) the number of fully paid ordinary shares issued will reduce proportionally with lesser amounts of the RCF Guarantee so called;

(d)	RCF will be issued 66,265,465 options in AMC, exercisable into fully paid ordinary shares in AMC from Settlement Date for a period of up to 36 months after Settlement Date, at an exercise price of A$0.035 per option. If during the tenure of the RCF Guarantee described in this clause 2.iii) RCF converts all of the options into fully paid ordinary shares in AMC, the RCF Guarantee will be extinguished. In the event of a reorganization of the share capital of AMC after Settlement Date, the number of fully paid ordinary shares issued upon conversion of the options, and the exercise price will be adjusted in accordance with the ASX Listing Rules; and

(e)	If during the tenure of the RCF Guarantee described in this clause 2.iii), AMC issues shares to raise new equity capital exceeding A$2.0 million, (I) the RCF Guarantee will be extinguished in full, and (II) the amount of the RCF Guarantee will reduce proportionally with lesser amounts of new equity capital so raised by the issue of AMC shares.

(iv)	If, by the date 36 months after Settlement Date, AMC or any successor thereof is able to structure and implement a finance co-operation agreement in respect of the existing tax losses of AMC in accordance with the Income Tax Assessment Act, that generates additional value to AMC, then RCF or its nominee will be entitled to receive an amount equal to 25% of that additional value generated and will receive a payment in such amount as such value is realized. RCF will assist AMC in identifying any structures or arrangements that might lead to realization of any such additional value, but any decision to pursue any such arrangements shall be at the sole discretion of AMC.

3.	AMC will:

(i)	Provide an indemnity to the Acquisition Entity and RCF in respect of any loss they suffer with respect to claims now or in the future by investors or any other persons in any way relating to the AMC distribution entitled securities, except where such loss is caused by the fraud or negligence of the Acquisition Entity or RCF (“AMC Indemnity”);

(ii)	On the Settlement Date, forgive the A$4.0 million loan to the QMAG Joint Venture and all amounts payable with respect thereto and any other debt that is owed by the QMAG Joint Venture, QMCK, QMCR and QMPL (or payable out of its assets) to AMC or any subsidiary of AMC that is not being acquired by the Acquisition Entity;

(iii)	[Provide, in a form satisfactory to Newmont, a full release by AMC and its affiliates, and by the officers and directors of AMC and its affiliates, from any and all payments, liabilities, obligations and claims against the Newmont Guarantor Entities and each of the officers, directors and employees of the Newmont Guarantor Entities;] and

(iv)	On the Settlement Date and on the date every three months thereafter, provide RCF with (I) a statement of cash position including an estimate of projected cash inflows and outflows of the AMC business for the period up to the date 12 months after Settlement Date (being the tenure of the RCF Guarantee) in a form consistent with Dr Chris Rawlings letter of 2 August 2004 to Mr James McClements and Mr David Harquail, and (II) a report on the status of the Guaranteed Obligations.

4.	Newmont will, in return for it being released as guarantor of the QMAG Loan Facility, for all other Newmont entities so being released, and for the release of any and all other payments, liabilities or obligations with respect to the QMAG JV, the employees of QMPL, and AMC and its subsidiaries, employees, directors, and officers (including any remaining obligations to AMC and its subsidiaries under the Heads of Agreement, subject to the consent (if required) of the State and Commonwealth):

(i)	Forgo outstanding guarantee fees in relation to the QMAG Loan Facility and foreign exchange hedge contracts and options with ANZ;

(ii)	Forgive the loan of A$5.0 million owed by AMC to Newmont established under the Heads of Agreement;

(iii)	Forgo amounts in dispute in respect of Mr David Grander;

(iv)	Procure that Newmont Finance Pty Ltd provides the Newmont Loan, subject to execution of definitive agreements acceptable to Newmont (acting reasonably), regarding such Loan, including subordination and security terms;

(v)	Release QMAG, QMCI, QMCK, QMCR, QMPL and QFPL from any and all other claims it may have against those entities or any of their assets; and

(vi)

Provide an indemnity to the Acquisition Entity and RCF in respect of any loss they suffer with respect to claims made now or in the future by investors or any other persons in any way relating to the AMC distribution entitled securities (“Newmont Indemnity”). The Acquisition Entity and RCF agree to exhaust all reasonable recourse against AMC under the AMC Indemnity prior to enforcing the Newmont Indemnity but where the loss is caused by the fraud or negligence of Newmont, the Acquisition Entity and RCF must exhaust all reasonable recourse against Newmont under the Newmont Indemnity prior to enforcing the AMC Indemnity.

5.	RCF will endeavour to arrange by the close of business in Queensland on 28 October 2004, a third party financier to have obtained credit approval and entered into formal documentation to provide a new term loan and working capital facility for QMAG of a combined amount in the order of A$15 to 20 million on terms acceptable to RCF (acting reasonably), and a performance guarantee in respect of QMAG’s environmental bond obligations to the Queensland Department of Natural Resources and Energy, subject to usual conditions to drawdown.

6.	AMC will withdraw following Settlement Date an amount of approximately $1.8 million in cash held in bank accounts with NAB and Westpac, collateralizing QMAG’s environmental bond obligations to the Queensland Department of Natural Resources and Energy. AMC is required to pass on these funds to the Queensland State and Commonwealth Government’s under the Deed of Transfer and Release of 6 July 2004.

7.	The following are conditions precedent to completion of the transaction contemplated by this Term Sheet.

(i)	AMC specific conditions include:

(a)	RCF acknowledges that the current QMAG management and employees are required to operate the QMAG business and undertakes to cause the Acquisition Entity to assume the responsibilities and liabilities pertaining to their employment contracts and any other employee and industrial arrangements in force as at Settlement Date.

(ii)	RCF specific conditions include:

(a)	Successful arrangement of a new term loan and working capital facility and performance guarantee facility for QMAG in accordance with clause 5;

(b)	Newmont Finance Pty Ltd entering into formal documentation to provide the Newmont Loan, subject only to usual conditions to drawdown; and

(c)	Foreign Investment Review Board approval (if required).

(iii)	General conditions include any other regulatory approvals (other than Foreign Investment Review Board approval) or third party consents required in respect of the sale and purchase of QMAG on the terms set out in this Term Sheet, including but not limited to any AMC shareholder approvals required under the ASX Listing Rules and the Corporations Act.

8.	AMC agrees to use its best endeavours to do the following on or before the Settlement Date:

(i)	obtain waivers from the former holders of the land underlying the QMAG mining leases waiving their pre-emptive rights to re-purchase AMC’s 50% interest in that land on its sale to the Acquisition Entity;

(ii)	obtain confirmation from the Queensland Department of Natural Resources and Energy that no water licence is required in relation to the Kunwarara mine;

(iii)	obtain approval by the EPA of the Environmental Management Overview Strategy submitted by AMC in July 2003;

(iv)	obtain the approval of Ergon Energy Pty Ltd to an amendment to the Electricity Connection Agreement for the Parkhust facility by reducing the load factor to 0.8; and

(v)	complete the assignment of the trade mark “QMAG” from ASIC to the Acquisition Entity or its nominee.

In addition, AMC agrees to provide RCF with the draft meeting materials in respect of the AMC shareholder approval required to give effect to the transaction contemplated by this Term Sheet and with a draft of any public announcement in relation to the transaction contemplated by this Term Sheet, prior to release.

9.	The following general conditions apply in respect of the transaction contemplated by this Term Sheet.

(i)	Settlement Date

Settlement Date is defined to mean the date that is 2 Business Days after the date on which all conditions precedent to completion of the transaction contemplated by this Term Sheet have been satisfied.

(ii)	Legal Costs

Each party shall pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations in respect of the transaction contemplated by this Term Sheet.

(iii)	Stamp Duty

The Acquisition Entity shall pay all stamp duty assessed in relation to the sale and purchase contemplated by this Term Sheet.

(iv)	Governing Law

This Term Sheet and any document arising from it will be governed by the law in force in Queensland.

(v)	Goods and Services Tax

Any supply in respect of the transaction contemplated by this Term Sheet is GST exclusive and to the extent that GST is payable in relation to any taxable supply with respect to the transactions contemplated by this Term Sheet, the party liable to pay that GST will be indemnified by the other party for the amount of that GST, provided that the first party provides the other party with a tax invoice for that amount.

(vi)	Time is of the Essence

Each party to this Term Sheet acknowledges the time and cash constraints imposed on AMC under the Deed of Transfer and Release, in particular the requirement to remit A$3 million to the Queensland State and

Commonwealth Government’s if AMC has not become an externally administered body corporate or the Directors of AMC have not resolved to close down the business of AMC (other than QMAG) by 30 September 2004.

Each of the parties shall therefore use their best endeavours to satisfy all of the conditions precedent outlined in clause 7 of this Term Sheet (other than the requirement for Shareholder and FIRB approval), and to negotiate and execute formal documentation to effect the transaction, by the close of business in Queensland on 28 October 2004. AMC agrees to use its best endeavours to obtain shareholder approval by 4 November 2004. RCF will use its best endeavours to obtain FIRB approval as soon as possible.

(vii)	RCF shall procure:

(a)	incorporation of the Acquisition Entity;

(b)	that the Acquisition Entity enters into the formal documentation in relation to the sale and purchase contemplated by this Term Sheet; and

(c)	subject to satisfaction of the conditions precedent in the sale and purchase agreement, that the Acquisition Entity has adequate funds to meet its financial obligations set forth in clause 2, paragraphs (i), (ii) and (iii) of this Term Sheet.

(viii)	Binding Agreement

This Term Sheet binds each of the parties hereto to act in good faith and to use its best efforts to enter into appropriate definitive documentation memorializing the transactions summarized herein as soon as practicable, and in all events by no later than the close of business in Queensland on 28 October 2004. Such formal documentation will be consistent with but set out more fully the terms of the transactions contemplated by this Term Sheet and will include commercially reasonable representations, warranties, undertakings, indemnities and events of default consistent with usual industry practice for transactions of the type contemplated by this Term Sheet, including, without limitation, in relation to the sale agreement representations by the vendors in relation to the matters listed in schedule 1 to this Term Sheet and such other representations as considered appropriate following completion of RCF’s due diligence investigations, and representations by the Acquisition Entity, RCF and Newmont in relation to the matters listed in schedule 2 to this Term Sheet.

(ix)	Effective Date

The effective date hereof will be 24 September 2004, regardless of the dates of execution by the respective parties.

(x)	Obligations interdependent

The obligations of each of the parties under the Term Sheet are dependent upon the other parties fulfilling their obligations under this Term Sheet.

(xi)	Counterpart Execution

This Term Sheet may be executed in counterparts and such counterparts, as executed, may delivered by one party to another party hereto by facsimile.

Signed by an authorized representative of Australian Magnesium Corporation Limited	Date: 27/9, 2004

/s/ C.D. Rawlings	C.D. Rawlings, Director
Signature	Name / Title

Signed by an authorized representative of Australian Magnesium Operations Pty Ltd	Date: 27/9, 2004

/s/ C.D. Rawlings	C.D. Rawlings, Director
Signature	Name / Title

Signed by an authorized representative of QMC Investments Pty Ltd	Date: 27/9, 2004

/s/ C.D. Rawlings	C.D. Rawlings, Director
Signature	Name / Title

Signed by an authorized representative of QMC (Kunwarara) Pty Ltd	Date: 27/9, 2004

/s/ C.D. Rawlings	C.D. Rawlings, Director
Signature	Name / Title

Signed by an authorized representative of QMC Refmag Pty Ltd	Date: 27/9, 2004

/s/ C.D. Rawlings	C.D. Rawlings, Director
Signature	Name / Title

Signed by an authorized representative of Queensland Magnesia Pty Ltd	Date: 27/9, 2004

/s/ C.D. Rawlings	C.D. Rawlings, Director
Signature	Name / Title

Signed by an authorized representative of

Resource Capital Fund III L.P.

By Resource Capital Associates III L.P., G.P.

By RCA III GP L.L.C., G.P.	Date: Sept. 26, 2004

/s/ James McClements	James McClements, Senior Partner
Signature	Name / Title

Signed by
Newmont Australia Limited by its duly authorized attorneys Robert John Perring and Peter Harrison Holden	Date: Sept. 27, 2004

/s/ R. J. Perring	R. J. Perring, Attorney Under Power
Signature	Name / Title

/s/ P. H. Holden	P. H. Holden, Attorney Under Power
Signature	Name / Title

Schedule 1

List of types of representations and warranties by Vendors

1.	Capacity

(a)	Necessary corporate action by Vendors to perform agreement

(b)	Vendors’ authority to transfer title

(c)	No receiver appointed to the Assets or the Business

(d)	No liquidation or official management

(e)	No insolvency or inability to pay debts

(f)	No mortgagee in possession of the Assets or the Business

2.	Financial Statements

(a)	Present a true and fair view of financial position

(b)	Disclose all liabilities.

(c)	Consistent preparation of statements

3.	Period since Financial Statements Balance Date

(a)	No material adverse change

(b)	No material effect on operations

(c)	Business carried on in normal course

(d)	No debts released or settled

(e)	No dividends declared

(f)	No Event of Insolvency or Prescribed Occurrence

4.	Assets

(a)	Vendors’ title to Assets

(b)	All Assets will be free from encumbrances and third party rights or interests on the Settlement Date

(c)	Title to Pass to Purchaser

(d)	Condition of Assets

(e)	The Assets comprise all of the Assets of the Business

(f)	Benefit of warranties relating to the Assets to be assigned to Purchaser

(g)	No litigation in relation to the Assets

(h)	No Lease of Assets, no sale of Assets on deferred terms

5.	Sale Shares

(a)	Registered holder

(b)	Entire issued capital

(c)	Free of Encumbrances

(d)	Lawful title

(e)	Shares fully paid

(f)	No options

(g)	No other allotments

6.	Tenements

(a)	Registered holder of Tenements

(b)	Authority to transfer interest

(c)	Valid grant and good standing

(d)	No profit arrangements

(e)	Notice of default

(f)	Applications for exemption from expenditure requirements lodged where appropriate

(g)	No person other than Vendors have mining or exploration rights over the Tenements

(h)	No legal action in relation to the Tenements

(i)	No environmental liabilities

(j)	No environmental orders

(k)	Mining Information complete

(l)	Native title claims and Native Title Agreements fully disclosed

(m)	No caveats, land claims, sacred site applications or other claims, except as disclosed

7.	Authorities

(a)	Authorities to own Assets and carry on Business

(b)	No water licences required, subject to clause 8(b)

(c)	No revocation or variation of Authorities

(d)	No contravention of Authorities

(e)	Compliance with laws

8.	Contracts

(a)	Particulars of all material contracts provided to Purchaser

(b)	All contracts enforceable

(c)	No contracts liable to be terminated

(d)	No material breach of contracts

(e)	No outstanding breach of Meridian Lease

(f)	No outstanding breaches in relation to Plant Sale Agreement

(g)	No liability of the Purchaser arising by entering into the agreement

(h)	No default by other parties to contractual arrangements

(i)	No third party rights to terminate contracts

(j)	No contracts unable to be fulfilled

(k)	No customers and suppliers to cease trading

(l)	No adverse contractual arrangements

(m)	Complete disclosure of all QFPL financing agreements

9.	Premises

(a)	Premises not adversely affected by any orders or regulations

(b)	Performance and observance of covenants and restrictions

(c)	No environmental contamination

10.	Material disclosure

(a)	All material information fully disclosed

(b)	All information true complete and accurate

(c)	No representation contains material error or mis-statement

(d)	No representation or warranty omits material fact

(e)	No adverse acts

(f)	Material facts and matters

11.	Employees

(a)	Employees’ particulars provided to Purchaser are true and correct

(b)	All material terms of employment provided to Purchaser

(c)	Transfer of employees

(d)	No violation of employment laws

(e)	No employment of additional employees

(f)	Taxes paid from employees’ wages

(g)	No claims by employees

(h)	No labour dispute

(i)	No enterprise agreement or agreement with unions

(j)	No share scheme

12.	Superannuation

(a)	All material documents disclosed to Purchaser

(b)	No claims for breach of duty

(c)	All claims disclosed

(d)	Compliance with trust deed and laws

(e)	No additional contributions required

13.	Information disclosed

(a)	Full disclosure of all information

14.	Carry on Business

(a)	Benefit of goodwill

(b)	Continued service of employees

(c)	Conduct of Business in ordinary course

(d)	Conduct pending Completion

15.	General

(a)	No legal action

(b)	All insurances in full force and all insurable assets insured

(c)	No powers of attorney

(d)	Vendors own all Intellectual Property

(e)	Stamp Duties

(f)	No Tax Dispute and paid all Taxes when due

16.	Absence of changes

(a)	Absence of changes other than as set out in the Disclosure Letter

Schedule 2

List of types of representations and warranties by Acquisition Entity

(a)	Necessary corporate action by Acquisition Entity to perform agreement.

(b)	Acquisition Entity’s authority to acquire title.

(c)	No receiver appointed to the assets or the business of the Acquisition Entity.

(d)	No liquidation or official management.

(e)	No insolvency or inability to pay debts.

(f)	No mortgagee in possession of the assets or the business of the Acquisition Entity.

List of types of representations and warranties by RCF

(a)	Necessary corporate action by RCF to perform agreement.

(b)	No receiver appointed to the assets or the business of RCF.

(c)	No liquidation or official management.

(d)	No insolvency or inability to pay debts.

(e)	No mortgagee in possession of the assets or the business of RCF.

List of types of representations and warranties by Newmont and Newmont Finance Pty Ltd

(a)	Necessary corporate action by Newmont and Newmont Finance Pty Ltd to perform agreement.

(b)	No receiver appointed to the assets or the business of Newmont and Newmont Finance Pty Ltd.

(c)	No liquidation or official management.

(d)	No insolvency or inability to pay debts.

(e)	No mortgagee in possession of the assets or the business of Newmont and Newmont Finance Pty Ltd.

Schedule 3

1.	RELEASE

1.1	Subject to clause 2.3, AMC hereby unconditionally releases and forever discharges the Releasees from all Claims:

(a)	arising out of any dealing between AMC and the Releasees of any nature whatsoever prior to the date of this deed poll;

(b)	whether or not such Claims are presently known or unknown to AMC or the Releasees, including claims which AMC is not and could not be aware of;

(c)	without limitation by reference to the specific releases contained in clause 2.2 of this deed poll;

(d)	which AMC could, or might but for this deed poll have or have had against the Releasees.

1.2	For the avoidance of doubt, but without in any way limiting the scope of the release contained in clause 2.1, AMC hereby unconditionally releases and forever discharges the Releasees from all Claims arising directly or indirectly out of or in any way in connection with:

(a)	any Agreement, including any Claims arising directly or indirectly out of or in any way in connection with:

(i)	clause 4 of the Heads of Agreement;

(ii)	the Amended Facility Agreement or the documents defined as “Transaction Documents” in clause 1.1 of Schedule 2 of the Amended Facility Agreement; or

(iii)	in relation to the entitlements of employees of Queensland Magnesia Pty Ltd pursuant to the Employees Letter; or

(b)	the events and circumstances surrounding or giving rise to entry into any of the Agreements or any dealings of any nature whatsoever and howsoever in relation thereto.

1.3	Limitation upon release in clauses 2.1 and 2.2(b)

Notwithstanding clauses 2.1 and 2.2(b), but without in any other way affecting the releases and discharges in clause 2.2, the provisions of clause 2.1, and the provisions of clause 2.2(b) as relates to the events and circumstances surrounding or giving rise to entry into the Heads of Agreement, shall in no way apply to, prevent, restrict, prohibit or be pleaded as a bar to AMC or any of their respective officers and directors from making a Claim against the Releasees where all of the following are satisfied:

(a)	where legal proceedings are commenced against AMC or any of their respective officers and directors by a person who has invested money in the capital of Australian Magnesium Corporation Limited, ABN 51 010 441 666, not being proceedings that have been instituted as at the date of the execution of this deed poll by the last of the parties to it (AMC Claim);

(b)	where the AMC Claim is an unliquidated claim for damages, arising other than by reason of breach of agreement, deed, contract or undertaking by AMC, except under the Prospectus; and

(c)	where the Claim made against the Releasees is to seek contribution or an indemnity from the Releasees for a sum not exceeding the quantum of loss or damage sought in the AMC Claim.